--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director             10% Owner
    SNIDER        STEPHEN           A.         UNIVERSAL COMPRESSION HOLDINGS, INC. (UCO)      ----                 ----
---------------------------------------------------------------------------------------------   X   Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below)
  C/O UNIVERSAL COMPRESSION HOLDINGS, INC.      Person, if an entity                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
          4444 BRITTMOORE ROAD                  (voluntary)                JANUARY 1, 2003    -------------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   _X_Form filed by One Reporting Person
   HOUSTON         TEXAS           77041                                   (Month/Day/Year)   ___Form filed by More than One
                                                                                                 Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)
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COMMON STOCK,
PAR VALUE
$0.01 PER SHARE  1/1/03                      F             2,370       D     $19.13        72,429 (1)           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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--------------------------------------------------------------------------------------------------------
7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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Explanation of Responses:
(1) 2,370 shares withheld under restricted stock plan to satisfy the tax withholding obligation for 7,500 shares vesting 1/1/03. Includes 189 shares through the employee supplemental savings plan, 325 shares through the 401(k)
    plan and 733 shares through the employee stock purchase plan.

 By:  /s/ D. BRADLEY CHILDERS                    January 3, 2003
    -----------------------------------          ---------------
      **Signature of Reporting Person                 Date
        D. Bradley Childers, Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.


                                POWER OF ATTORNEY



THE STATE OF TEXAS         SS.
                           SS.                 KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HARRIS           SS.

       Know all by these presents, that the undersigned hereby constitutes and appoints each of Ernie L. Danner, Richard W. FitzGerald and D. Bradley Childers with full power to act alone, the undersigned's true and lawful attorney-in-fact to:

       (1) Prepare and execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Universal Compression Holdings, Inc., a Delaware corporation (the "Company"), Forms 3, 4, and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

       (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendment or amendments thereto, and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

       (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

       The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

       This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.


                  [Remainder of page intentionally left blank]

       IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 20th day of December, 2002.

                                          /s/  STEPHEN A. SNIDER
                                       -----------------------------
                                                 Signature


                                              Stephen A. Snider
                                       -----------------------------
                                                 Print Name


       BEFORE ME, the undersigned Notary Public, on this day personally appeared Stephen A. Snider, known to me to be the person whose name is subscribed to the foregoing instrument, and, being by me first duly sworn, acknowledged to me that he executed the same for the purposes therein expressed.

       Given under my hand and seal of office this 20th day of December, 2002.

                                                /s/ MOLLIE HIGHTOWER
                                        --------------------------------------
                                        Mollie Hightower
                                        Notary Public in and for the State
                                        of Texas. My commission expires
                                        June 5, 2004.


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